EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Vycor Medical, Inc.

We hereby consent to the inclusion in the foregoing Amendment No. 3 to the Registration Statement on Form S-1 of our report dated April 1, 2013 with respect to our audit of the financial statements of Vycor Medical, Inc. as of December 31, 2012 and 2011 and for the years then ended, and for the period from June 5, 2005 (date of inception) through December 31, 2012.

We further consent to the reference to our firm under the caption “Experts” appearing in the Prospectus of such Registration Statement.

Partiz & Company, P.A.

Certified Public Accountants

Hackensack, New Jersey

October 25, 2013